Exhibit 99.1
Company Contact:
Allen Dodge
HealthGrades
303-716-0041
ir@healthgrades.com
For Immediate Release
HEALTH GRADES, INC. ANNOUNCES FOURTH QUARTER
AND YEAR-END RESULTS
- Annual Revenues Grow 43% -
- Conference Call Scheduled for Today at 4:30pm ET –
LAKEWOOD, Colorado (February 21, 2006) – Health Grades, Inc. (the “Company”) (Nasdaq:HGRD) , an independent provider of healthcare quality ratings, information, and advisory services, today announced financial results for the fourth quarter and year ended December 31, 2005. Revenue for the year ended December 31, 2005 increased 43%, while the Company’s operating margin increased by 50%, from 12% for the year ended December 31, 2004 to 19% for the year ended December 31, 2005.
•	Ratings and advisory revenues for the year ended December 31, 2005 increased 43% to $20,794,000 from $14,536,000 for the same period of 2004. HealthGrades’ licensing fees and quality assessment and improvement services to hospitals accounted for approximately $4,033,000 or 64% of the increase in revenue; and sales of the Company’s quality information to employers, benefits consulting firms, consumers and others accounted for approximately $2,225,000 or 36% of the increase. Revenues for the quarter ended December 31, 2005 were $5,891,000 compared to $4,145,000 for the same period of 2004.

•	Income from operations was approximately $3,942,000 for the year ended December 31, 2005, an increase of approximately $2,181,000 from $1,761,000 for the same period of 2004. Sales and marketing expenses increased by $869,000 during 2005. This increase was driven directly by the Company’s increase in revenues. Although the Company’s revenues increased by 43%, sales and marketing expenses increased by only 18%. As a percentage of revenue, total operating expenses declined from 2004 to 2005.

•	Net income for the year ended 2005 was approximately $4,140,000 or $0.15 per basic share and $0.12 per diluted share, respectively, compared to net income of $1,782,000 or $0.07 per basic share and $0.05 per diluted share, for the same period of 2004. Net income for the quarter ended December 31, 2005 was $811,000 or $0.03 per basic share and $0.02 per diluted share, compared to net income of $515,000 or $0.02 per basic and diluted share for the same period of 2004.

•	HealthGrades completed the year ended December 31, 2005 with approximately $9,682,000 in cash. This represents positive cash flow of approximately $3,528,000 for the year. In addition, as of December 31, 2005, the Company also had $1,988,000 in short-term investments, consisting principally of U.S. government and government agency debt securities with maturity dates of 180 days or less.
Kerry Hicks, President and Chief Executive Officer of Health Grades, Inc., stated, “We are pleased with our results for the year. We experienced strong operating margin expansion as well as significant cash flows. Our operating margins increased by over 50% to 19% for the year ended December 31, 2005. In addition, cash, cash equivalents and short-term investments increased over $5.5 million during 2005. As significant as these financial results were some of the strategic investments we made near the end of the year. As we noted previously, we made two strategic hires in our internet business group and employer and health plan businesses near the end of 2005. We believe these two individuals give us additional strength in their respective areas. We look forward to 2006 and are excited about the many initiatives we have underway.”
Conference Call Details
As previously announced, HealthGrades will hold a conference call to discuss results for the fourth quarter and year ended December 31, 2005 today, at 4:30 p.m. Eastern Time/2:30 p.m. Mountain Time. If you would like to participate, please dial (800) 588-4973 ten minutes before the scheduled start time. The conference call confirmation number is 13808775, the host name is Allen Dodge, and the Company is HealthGrades. The telephone replay will be available beginning one hour after the conclusion of the teleconference at (888) 843-8996, passcode 13808775, and will remain available for replay until March 21, 2006.

HEALTH GRADES, INC.
Statements of Operations

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Revenues:
Ratings and advisory	$5,891,218	$4,145,274	$20,794,173	$14,536,304
Other	19	44	13,333	1,447

Total revenue	5,891,237	4,145,318	20,807,506	14,537,751

Expenses:
Cost of ratings and advisory revenue	864,962	626,964	3,168,668	2,488,202

Gross margin	5,026,275	3,518,354	17,638,838	12,049,549

Operating expenses:
Sales and marketing	1,854,245	1,391,195	5,801,590	4,932,210
Product development	751,159	624,940	3,035,728	2,017,441
General and administrative	1,180,143	999,034	4,859,096	3,339,298

Income from operations	1,240,728	503,185	3,942,424	1,760,600

Other:
Gain on sale of assets and other	—	53	1,405	—
Interest income	91,983	12,109	205,124	21,543
Interest expense	(101)	—	(763)	—

Income before income taxes	1,332,610	515,347	4,148,190	1,782,143
Income tax expense	(521,907)	—	(8,337)	—

Net income	$810,703	$515,347	$4,139,853	$1,782,143

Net income per common share (basic)	$0.03	$0.02	$0.15	$0.07

Weighted average number of common shares used in computation (basic)	27,756,808	25,253,553	27,039,057	25,058,173

Net income per common share (diluted)	$0.02	$0.02	$0.12	$0.05

Weighted average number of common shares used in computation (diluted)	34,874,073	33,836,726	34,833,521	33,031,087

HEALTH GRADES, INC.
Balance Sheets

	December 31,	December 31,
	2005	2004
ASSETS
Cash and cash equivalents	$9,682,106	$6,153,862
Short-term investments	1,988,154	—
Accounts receivable, net	5,620,736	3,034,375
Prepaid expenses and other	562,540	253,839
Deferred income taxes	1,080,562	—

Total current assets	18,934,098	9,442,076

Property and equipment, net	1,595,065	382,870
Intangible assets, net	177,729	—
Goodwill	3,106,181	3,106,181
Deferred income taxes	31,400	—

Total assets	$23,844,473	$12,931,127

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$278,912	$44,035
Accrued payroll, incentive compensation and related expenses	1,525,844	1,178,581
Accrued expenses	275,865	322,777
Current portion of capital lease obligations	1,310	—
Current portion of deferred rent	70,263	—
Deferred revenue	11,742,827	7,729,195
Income taxes payable	15,020	71,298

Total current liabilities	13,910,041	9,345,886

Long-term portion of capital lease obligations	5,254	—
Long-term portion of deferred rent	311,599	—

Total liabilities	14,226,894	9,345,886

Stockholders’ equity:
Preferred stock, $0.001 par value, 2,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized, and 47,674,779 and 44,880,176 shares issued in 2005 and 2004, respectively	47,674	44,880
Additional paid-in-capital	91,984,099	90,094,408
Accumulated deficit	(68,646,614)	(72,786,467)
Treasury stock, 19,563,390 shares	(13,767,580)	(13,767,580)

Total stockholders’ equity	9,617,579	3,585,241

Total liabilities and stockholders’ equity	$23,844,473	$12,931,127

HealthGrades (Nasdaq:HGRD) is the leading healthcare ratings company, providing ratings and profiles of hospitals, nursing homes and physicians to consumers, corporations, health plans and hospitals. Consumers and some of the nation’s largest employers, health plans and hospitals rely on HealthGrades’ independent ratings to make healthcare decisions based on the quality of care. More information on the company can be found at http://www.healthgrades.com.